Rand Logistics, Inc.

RAND LOGISTICS PROVIDES BUSINESS UPDATE

New York, NY – December 8, 2010 – Rand Logistics, Inc. (Nasdaq: RLOG) (“Rand”) today announced that all four vessels that experienced unrelated mechanical incidents in the fiscal second quarter are now fully operational. The Company also reports that the plans to convert its last steam-powered vessel, the Michipicoten, to diesel power are expected to commence on schedule in mid-December and it forecasts that the repowered vessel will be fully operational in the spring of 2011.

Scott Bravener, President of Lower Lakes stated, “We lost approximately 19 sailing days in October arising from repairs to the final two vessels that experienced mechanical incidents  in the fiscal second quarter, and we did not lose any sailing days in November. Notwithstanding the October loss in vessel sailing days, our October results exceeded our results for October 2009, driven by an overall increase in demand in our markets, as compared to the same period last year. While weather conditions during November 2010 were challenging compared to the benign weather conditions we enjoyed during November 2009, our fiscal third quarter results remained in-line with our expectations as a result of ongoing steady customer demand for our services.”

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 16, 2010.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of ten self-unloading bulk carriers, including eight River Class vessels and one River Class integrated tug/barge unit, and three conventional bulk carriers, of which one is operated under a contract of affreightment.  The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Marine Act – which requires only Canadian registered and crewed ships to operate between Canadian ports.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Chairman & CEO Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Lesley Snyder (212) 863-9413 LSnyder@randlogisticsinc.com

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